UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 10, 2005

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2005, AMERIGROUP Corporation (the "Company") filed a Form 8-K announcing that it annually grants cash incentive awards pursuant to the Company’s 2003 Cash Incentive Plan. The cash incentive awards have an annual component based on individual and Company performance during the applicable year and a rolling three-year performance cycle component that itself has an annual component (based on individual and Company performance during the first year of the cycle) and a long-term component (based on individual performance during the first year of the cycle and Company performance during all three years of the cycle). The cash incentive plan is funded only in the event the Company achieves its corporate performance goals based on achieving specified levels of audited net income under generally accepted accounting principles. On August 10, 2005, the Compensation Committee of the Board of Directors (the "Compensation Committee") revised the net income goal required to fund the cash incentive plan in respect of 2005 and revised the determination period to include only the third and fourth quarters of 2005. The cash incentive plan for 2005 will be paid only to the extent the Company is able to fund the cash incentive plan and still reach its previously announced revised 2005 annual earnings guidance. A corresponding adjustment was made in respect of certain individual performance goals for 2005 where those goals were based on achieving the level of audited net income necessary to fund awards under the cash incentive plan.

On August 10, 2005, the Compensation Committee approved the immediate and full acceleration of vesting of the unvested "out-of-the-money" stock options awarded on February 9, 2005 to employees, including its executive officers, under the Corporation’s annual bonus program pursuant to its 2003 Equity Incentive Plan (the "Grant"). No other option grants were affected. Each stock option issued as a part of the Grant has an exercise price of $41.60 per share, which is greater than the $35.22 closing price per share on the date of the Compensation Committee’s action. The options covered by the Grant would have otherwise been fully vested on January 1, 2008. Options to purchase approximately 896,000 shares of common stock or 36% of the Company’s outstanding unvested options (of which options to purchase approximately 534,000 shares or 21% of the Company’s outstanding unvested options are held by the Company’s executive officers) are subject to the acceleration.

The purpose of the acceleration is to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of operations, as a result of FASB Statement No. 123R (Share-Based Payment) commencing in January 2006. The pre-tax charge to be avoided amounts to approximately $4.8 million in 2006 and $4.1 million in 2007. The options that have been accelerated have an exercise price in excess of the current market value of the Company’s common stock, and, accordingly, the Company believes the expense savings outweighs the objective of incentive compensation and retention.

Item 8.01 Other Events.

On August 11, 2005, the United States Attorney’s Office filed its Motion to Intervene in the ongoing legal matter United States of America, ex. rel. Cleveland Tyson, the State of Illinois, ex. rel. Cleveland Tyson, the State of Illinois, ex. rel. Cleveland Tyson, and the People of the State of Illinois v. AMERIGROUP Illinois, Inc. The United States has also filed an amicus brief in opposition to our motion to dismiss the lawsuit. The court will address the United States’ motions to intervene and to file an amicus brief on August 17, 2005. The court has indicated it will rule on our motion to dismiss on August 31, 2005.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

August 16, 2005	By:	E. Paul Dunn, Jr.

Name: E. Paul Dunn, Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer